Exhibit 10.13

4/21/16

Dear Julia,

Congratulations on your promotion!

Here are the details:

New Title: CEO and Co-Founder	Effective Date: 4/21/16
New Annualized Base Pay: $335,000	Effective Date: 5/19/16

In addition, we will recommend that the Board of Directors grant you an option to purchase 1,552,468 shares of Eventbrite’s Common Stock with an exercise price equal to the fair market value on the date of the grant. This grant is a one-time award.

We believe in you, your career journey, and the transformational power of the platform we’re building together. We look forward to the continued impact you’ll have in this new role.

Sincerely,

/s/ Kevin Hartz

Kevin Hartz

Chairman & Co-Founder

155 5th Street, Floor 7, San Francisco, CA 94103 – www.eventbrite.com

All other conditions of your employment will remain in effect without modification, including, without limitation, those set forth in your Employment Offer Letter and your Proprietary Information and Invention Assignment Agreement signed in connection with the commencement of your employment.

155 5th Street, Floor 7, San Francisco, CA 94103 – www.eventbrite.com